Exhibit 5.1

DLA Piper LLP (US) 1251 Avenue of the Americas 27th Floor New York, New York 10020-1104 www.dlapiper.com

May 17, 2024
Tilray Brands, Inc.
265 Talbot Street West
Leamington, Ontario, Canada

Re:          Tilray Brands, Inc. Registration Statement on Form S-3 (Reg. No. 333-267788)

Ladies and Gentlemen:

We have acted as counsel to Tilray Brands, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company from time to time of shares of the Company’s common stock, par value $0.0001 per share, having an aggregate offering price of up to $250,000,000 (the “Common Shares”), pursuant to the Registration Statement on Form S-3 (Reg. No. 333-267788), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on October 7, 2022, which became automatically effective upon filing (the “Registration Statement”), the related base prospectus, dated October 7, 2022 (the “Base Prospectus”), and the prospectus supplement, dated May 17, 2024 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), filed with the SEC pursuant to Rule 424(b) under the Act, and the equity distribution agreement, dated May 17, 2024, by and between the Company, on the one hand, and TD Securities (USA) LLC and Jefferies LLC, as sales agents and/or principals, on the other hand (the “Equity Distribution Agreement”).

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, the Equity Distribution Agreement, and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended, of the Company, and the Bylaws, as amended, of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Common Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Equity Distribution Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)